Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 20, 2020, with respect to the financial statements of BlueLA Carsharing, LLC which are included in the Current Report on Form 8-K/A of Blink Charging Co. filed November 25, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Blink Charging Co. on Form S-3 (File No. 333-233580).

/s/ Constantin Associates, LLP

New York, New York

November 25, 2020